Exhibit 1

Directors and Officers of Kawa Capital Management, Inc.

Name and Position	Principal Occupation	Principal Business Address	Citizenship
Daniel Ades, Chief Executive Officer, Chief Investment Officer and director[1]
Bruno Piacentini, Chief Financial Officer and Chief Operating Officer	Chief Financial Officer and Chief Operating Officer at Kawa Capital	1010 S. Federal Highway, Suite 2900, Hallandale Beach, FL 33009	United States of America
Alexandre Saverin, Chief Risk Officer and director[2]	Chief Risk Officer and director at Kawa Capital	1010 S. Federal Highway, Suite 2900, Hallandale Beach, FL 33009	United States of America
Cristina Hartmann Baldim, Deputy Chief Executive Officer	Deputy Chief Executive Officer at Kawa Capital	1010 S. Federal Highway, Suite 2900, Hallandale Beach, FL 33009	United States of America
Jeremy M. Traster, General Counsel and Chief Compliance Officer	General Counsel and Chief Compliance Officer at Kawa Capital	1010 S. Federal Highway, Suite 2900, Hallandale Beach, FL 33009	United States of America
Carlos Felipe Lemos, Head of Investor Relations[3]	Head of Investor Relations at Kawa Capital	1010 S. Federal Highway, Suite 2900, Hallandale Beach, FL 33009	United States of America

1 Mr. Ades is a Reporting Person and, as such, the information with respect to him called for by the Schedule 13D is set forth therein.

2 The Reporting Persons have been advised that Mr. Saverin directly beneficially owns 27,286 Shares, constituting approximately 0.05% of the Shares outstanding. Such Shares were purchased with personal funds and have an aggregate purchase price of $43,737, including brokerage commissions. Mr. Saverin has the sole power to vote and dispose of the Shares directly beneficially owned by him. Mr. Saverin has not entered into any transactions in the securities of the Issuer during the past 60 days.

3 The Reporting Persons have been advised that Mr. Lemos directly beneficially owns 2,223.525 Shares, constituting approximately 0.004% of the Shares outstanding. Such Shares were purchased with personal funds and have an aggregate purchase price of $3,795, including brokerage commissions. Mr. Lemos has the sole power to vote and dispose of the Shares directly beneficially owned by him. Mr. Lemos has not entered into any transactions in the securities of the Issuer during the past 60 days.